Exhibit 10.11
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made and entered into by and between Hargopal (Paul) Singh (“Executive”) and Suntron Corporation, a Delaware corporation (the “Company”), to be effective upon approval of the Board of Directors.
WITNESSETH:
     WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company’s continued employment of Executive pursuant to the terms herein stated;
     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:
     1. Effective Date. Provided the Agreement has been executed by Executive, this Agreement shall be effective immediately upon the approval of the Board of Directors and shall be effective only upon the approval of Board of Directors, which date shall be referred to herein as the “Effective Date.”
     2. Position and Duties.
               (a) The Company hereby agrees to employ Executive and Executive hereby agrees to continue his employment as President and Chief Executive Officer of the Company for the “Term of Employment” (as defined in Section 5). In this capacity, Executive shall devote his reasonable best efforts to the performance of the services customarily incident to such office and position and to such other services of an executive nature as may be reasonably requested by the Board of Directors (the “Board”) of the Company which may include services for one or more subsidiaries or affiliates of the Company. Executive, in his capacity as an employee and officer of the Company, shall be directly responsible to and obey the reasonable and lawful directives of the Board.
               (b) Executive shall use his reasonable best efforts during the Term of Employment to protect, encourage, and promote the interests of the Company.
     3. Compensation.
               (a) Base Salary. The Company shall pay to Executive during the Term of Employment a salary at the rate of three hundred thousand dollars ($300,000) per calendar year. Such salary shall be payable in accordance with the Company’s normal payroll procedures. Executive’s annual salary, as set forth above or as it may be increased from time to time by the Board in its sole discretion, shall be referred to hereinafter as “Base Salary.”
               (b) Bonus Compensation. In addition to the Base Salary, for each fiscal year of the Company, or any portion thereof, during the Term of Employment, Executive shall be eligible to participate in an incentive-based bonus compensation program (the “Bonus Compensation”) in an amount determined by the Compensation Committee of the Board (the “Compensation Committee”), and consistent with other comparable executives of the Company and its affiliated companies. The amount, if any, of such Bonus Compensation for each such fiscal year shall be determined based upon the Company’s attainment of performance goals approved by the Compensation Committee and/or the Board of Directors. Performance goals may include, among other things, the Company’s earnings before interest expenses, taxes, and amortization costs (adjusted to reflect working capital carrying costs and capital spending) (“EBITDA”) as well as other goals and targets to be determined solely by the Compensation Committee and/or the Board of Directors. Without limiting the foregoing, the amount of Bonus Compensation, if any, to be paid in respect of any such fiscal year shall be up to $360,000 for meeting or exceeding the agreed upon performance goals. The performance goals and associated potential bonus payments for fiscal year 2005 are set forth in Exhibit A hereto. For any subsequent years after 2005, the performance or other goals, EBITDA targets, EBITDA target payout levels, and bonus payouts will be determined by the Board of Directors or its designee, in its sole discretion.
     4. Benefits. During the Term of Employment:
               (a) Executive shall be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, leave of absence and other fringe benefit programs made available to senior executive employees of the Company from time to time, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Compensation Committee.
               (b) Executive shall be entitled to four weeks paid vacation per each full year during the Term of Employment; provided that Executive may be provided with additional paid vacation as provided by the Board (or its designee) in its sole discretion.
               (c) Executive shall be eligible to participate in the Company’s 2002 Stock Option Plan, as amended, and such other equity based or incentive compensation plans or programs as may be adopted by the Company from time to time (collectively, the “Equity Plan”) for its senior executives, at such level and in such amounts as may be determined by the Board in its sole discretion, subject to the terms and conditions of the Equity Plan and any applicable award agreements; provided that Executive shall receive an initial award of options to purchase 700,000 shares of common stock of the Company substantially on the terms set forth on Exhibit B hereto.
               (d) The Company shall reimburse Executive for reasonable business expenses incurred in performing Executive’s duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, following presentation of documentation in accordance with the Company’s business expense reimbursement policies.
               (e) The Company shall reimburse Executive for reasonable moving expenses incurred by Executive if he is asked to move to the Phoenix, Arizona area in connection with his employment by the Company following presentation of documentation thereof; provided, that such expenses shall not exceed $75,000 (grossed up for tax purposes) in the aggregate and shall include any previously unused portion of the $50,000 in moving expenses offered to Executive to facilitate his move from Minnesota to Texas, as set forth in the offer letter from Suntron Corporation to Hargopal (Paul) Singh dated June 30, 2004 for the position of Vice President of Customer Business Management at its Gulf Coast Operations (hereinafter “GCO 2004 Offer Letter”), but that was not used by Executive).
               (f) If Executive is not able to sell his home in Minnesota for a period of six (6) months from the date of its placement on the market, which shall require an active listing in the multiple listing service for a period of six (6) months, the Company will offer additional assistance to Executive to offset the financial burden, if any, at that time.
     5. Term; Termination of Employment. As used herein, the phrase “Term of Employment” shall mean the period commencing on the Effective Date and, except as otherwise specifically provided below, ending on December 31, 2006, which shall automatically renew for periods of one year unless one party gives written notice to the other at least 60 days prior to the end of the then current term that the Agreement shall not be further extended. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:
               (a) Termination by the Company without Cause or Resignation for Good Reason. Notwithstanding anything to the contrary in this Agreement, whether express or implied, (i) the Company may, at any time, terminate Executive’s employment without Cause (as defined below) by giving Executive at least 15 days’ prior written notice of the effective date of termination and (ii) the Executive may resign for Good Reason (as defined below) by giving the Company at least 15 days’ prior written notice of the effective date of termination. In the event Executive’s employment hereunder is terminated by the Company without Cause (defined below), or Executive resigns for Good Reason (defined below), the Company shall continue to pay to Executive Base Salary for a period of twelve (12) months following the date of such termination, in accordance with the Company’s customary payroll practices, subject to and consistent with Section 409A of the Internal Revenue Code, and shall pay Executive a pro-rated Bonus Compensation for the year in which such termination occurs, based on performance to the date of termination. Further, notwithstanding the foregoing, as a condition precedent to Executive’s receipt of said continued Base Salary and any pro-rated Bonus Compensation under this Section 5(a), Executive shall execute and shall not revoke a Severance Agreement and Release of All Claims, consistent with and not in excess of the consideration set forth this Section, and in a form mutually acceptable to the Company and Executive. The Parties agree to amend this Agreement to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Internal Revenue Code 409A and any temporary or final Treasury Regulations and IRS guidance thereunder.
               (b) Termination for Cause. The Company shall have the right to terminate Executive’s employment at any time for Cause by giving Executive written notice of the effective date of termination (which effective date may, except as otherwise provided below, be the date of such notice). If the Company terminates Executive’s employment for Cause, Executive shall be paid his unpaid Base Salary through the date of termination and the Company shall have no further obligation hereunder from and after the effective date of such termination and the Company shall have all other rights and remedies available under this or any other agreement and at law or in equity.

               (c) Certain Definitions. For purposes of this Agreement:
                    (i) “Cause” shall mean:
                         (A) Fraud, misappropriation, embezzlement, dereliction of duty, or other act of material misconduct by Executive against the Company or any of its affiliates;
                         (B) Executive’s indictment for, charging with, or conviction of a felony;
                         (C) Executive’s breach of any material term of this Agreement, including without limitation Section 6; or
                         (D) Executive’s willful refusal or failure to act on any reasonable and lawful directive or order from the Board which is material to the business of the Company and which remains uncured for a period of thirty days following written notice by the Company to Executive describing such refusal or failure to act.
                    (ii) “Change of Control” shall mean:
                         (A) The acquisition by any person, entity, or group (other than any of the Company, its subsidiaries or any employee benefit plan of the Company) of more than 50% of the combined voting power of the Company’s then outstanding securities;
                         (B) Stockholder approval of a merger or consolidation of the Company, other than (i) a merger or consolidation in which the voting securities of the Company immediately prior thereto continue to represent more than 50% of the combined voting power of the outstanding voting securities of the surviving entity immediately after such merger or consolidation; or
                         (C) A sale of all or substantially all of the Company’s assets.
                    (iii) “Good Reason” shall mean:
                         (A) A material breach of a material term of this Agreement by the Company;
                         (B) Any material adverse change in Executive’s job title, duties, responsibilities and authority;
                         (C) Failure of the Company to pay Base Salary, Bonus Compensation, or any other compensation due Executive, when due under this Agreement.
provided, however, that none of the events described in this Section 5(c)(iii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and the Company shall have failed to cure such event within thirty days after the Company’s receipt of such written notice.
               (d) Termination on Account of Death. In the event of Executive’s death while in the employ of the Company, his employment hereunder shall terminate on the date of his death and Executive shall be paid his unpaid Base Salary through the date of termination of employment, any pro-rated Bonus Compensation, if any, for the then current fiscal year when it is paid to other active employees, and any unpaid Bonus Compensation for the prior year, if any, when it is paid to other active employees. No additional payments under Section 5(a) shall be paid by the Company. In addition, any other benefits payable on behalf of Executive shall be determined under the Company’s insurance and other compensation and benefit plans and programs then in effect in accordance with the terms of such programs.
               (e) Resignation by Executive without Good Reason. In the event that Executive’s employment with the Company is voluntarily terminated by Executive for any reason other than for Good Reason, Executive shall be paid his unpaid Base Salary through the date of termination of employment and any unpaid Bonus Compensation for the prior year, if any, when it is paid to other active employees, and the Company shall have no further obligation hereunder from and after the effective date of termination and the Company shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity. Executive shall give the Company at least 30 days’ advance written notice of his intention to terminate his employment hereunder.
               (f) Termination on Account of Disability. To the extent not prohibited by The Americans With Disabilities Act of 1990 or other applicable law, if, as a result of Executive’s incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Company and Executive), Executive shall have been absent from the full-time performance of his duties with the Company for 120 consecutive days during any twelve (12) month period or if a physician acceptable to the Company advises the Company that it is likely that Executive will be unable to return to the full-time performance of his duties for 120 consecutive days during the succeeding twelve (12) month period, his employment may be terminated for “Disability.” During any period that Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, he shall continue to receive his Base Salary, Bonus Compensation and other benefits provided hereunder, together with all compensation payable to him under the Company’s disability plan or program or other similar plan during such period, until Executive’s employment hereunder is terminated pursuant to this Section 5(f). Upon termination of employment under this Section 5(f), Executive shall not be entitled to additional payments under Section 5(a), provided, however, Executive shall be paid any pro-rated Bonus Compensation, if any, for the then current fiscal year when it is paid to other active employees, and any unpaid Bonus Compensation for the prior year, if any, when it is paid to other active employees. In the event of a Disability, Executive’s benefits shall be determined under the Company’s retirement, insurance, and other compensation and benefit plans and programs then in effect, in accordance with the terms of such programs and to the extent permitted by applicable law.
               (g) Termination of Employment Due to Change of Control. The initial grant of options (700,000), provided for under Section 4(c) and Exhibit B hereto, shall fully vest at a Change of Control (as defined herein). If Company terminates Executive’s employment without Cause (as defined herein) six (6) months prior to a Change of Control and in anticipation thereof, or, if within the first year after a Change of Control, Executive’s employment is either terminated without Cause (as defined herein) or Executive resigns for Good Reason (as defined herein) , subject to Section 409A of the Internal Revenue Code, Executive will receive a bonus (less statutory deductions) to the extent that the value of those options is less than $600,000 (two year’s base salary) at the time of termination of employment. The value of the options shall be measured as the difference between the aggregate value of the shares issuable upon exercise of the options and the aggregate exercise price (the gain). Termination after a Change of Control, under this scenario, will not trigger the additional payment of one year’s salary and any pro-rated Bonus Compensation under the provisions of Section 5(a).
     6. Confidential Information, Non-Solicitation and Non-Competition.
               (a) During the Term of Employment and for a period of one year following the date Executive ceases to be employed by the Company (the “Non-Compete Period”) for any reason, including, but not limited to, termination with or without Cause or Resignation for Good Reason, with the exception of a termination of employment after a Change of Control (as defined above in Section 5(c)(ii)) in the event a successor to the Company and Executive have not reached a mutually acceptable employment agreement prior to termination, Executive shall not, directly or indirectly, engage in, work for, consult or provide advice or assistance to any Named Competitor (as defined below) within the United States and its territories and protectorates. “Named Competitor” shall mean any company that derives more than 50% of its annual revenues from the provision of high mix electronic manufacturing services to original equipment manufacturers in the semiconductor capital equipment, aerospace and defense electronics, computer peripherals, medical equipment, industrial controls, telecommunications equipment and/or electronic instrumentation industries. Executive further agrees that during the Non-Compete Period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the provisions of this Section 6 if such activity were carried out by Executive and, in particular, Executive agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than five percent (5%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement.
               (b) Executive agrees that, during the Term of Employment, and for a period of one year thereafter, he will not, directly or indirectly, solicit or contact any customer or supplier of the Company on behalf of any Named Competitor or in any way interfere with the Company’s relationship with any customer or supplier of the Company.
               (c) Executive agrees that, during the Term of Employment, and for a period of one year thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any Named Competitor.

               (d) Executive and the Company expressly agree that the Company will or would suffer irreparable injury if Executive were to violate any provision of this Section 6 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction.
               (e) If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
     7. Taxes. All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.
     8. Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:
               (a) Executive and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.
               (b) This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive’s employment by the Company, this Agreement supersedes all prior and existing negotiations and agreements between the parties concerning Executive’s employment, including, but not limited to, the GCO 2004 Offer Letter, and this Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.
               (c) If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.
               (d) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, except to the extent governed by federal law.
               (e) The Company may assign this Agreement to any direct or indirect subsidiary or parent of the Company or joint venture in which the Company has an interest, or any successor (whether by merger, consolidation, spin-off, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company or any subsidiary or parent of the Company, and this Agreement shall be binding upon and inure to the benefit of such successors and assigns. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.
               (f) Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans, agreements, or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans.
               (g) For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the named Executive at the address contained in the Company’s records concerning the Executive. All notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company.
               (h) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
               (i) Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
               (j) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
               (k) The Company shall indemnify Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and he will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its affiliates or his having served any other enterprise, plan or trust as director, officer, employee or fiduciary at the request of the Company. The provisions of this Section 8(k) shall survive any termination of Executive’s employment or any termination of this Agreement.
     9. Resolution of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in Phoenix, Arizona in accordance with the rules of the American Arbitration Association governing employment disputes as then in effect. The Company and Executive hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 6, and Executive consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond except to the extent otherwise required by applicable law. The fees and expenses of the American Arbitration Association and the arbitrator shall be borne by the Company.
     10. Attorneys’ Fees.
               (a) Upon invoice in conformity with the Company’s customary practices, the Company shall reimburse Executive the amount of all reasonable legal fees incurred by Executive in connection with the negotiation of this Agreement; provided, that such expenses shall not exceed $5,000 in the aggregate.
               (b) If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, each party shall be responsible to pay the attorneys fees and costs incurred by such party in preparation or in prosecution or defense of such suit or action; provided, however, that the court or adjudicator may in its sole discretion allocate attorneys fees and costs to Executive.
* * * * * * * *
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below, to be effective as of approval of the Board of Directors of Suntron Corporation.

EXECUTIVE:	SUNTRON CORPORATION

/s/ Hargopal Singh	By:	/s/ Jeffrey W. Goettman

Hargopal (Paul) Singh